UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

DERMATA THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DERMATA THERAPEUTICS, INC.

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

PROXY STATEMENT SUPPLEMENT DATED JULY 12, 2023

Annual Meeting of Stockholders

To be held on August 3, 2023

The following information supplements and should be read in conjunction with the original Proxy Statement dated June 23, 2023 of Dermata Therapeutics, Inc. (“Dermata” or the “Company”), which was mailed to shareholders on or about June 23, 2023 (the “Proxy”). Terms defined in the Proxy have the same meaning herein, unless the context otherwise requires.

SUPPLEMENTAL DISCLOSURE

Dermata is providing this supplement to reflect the following updates to the disclosure in the Proxy:

Proxy Solicitor

The Company has retained Alliance Advisors to act as proxy solicitation agent. In connection with these services, Alliance Advisors will receive approximately $9,500 for its assistance and will be reimbursed for its reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify Alliance Advisors and certain related persons against certain liabilities relating to or arising out of Alliance Advisor’s engagement.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy remains unchanged. From and after the date of this supplement, all references to the “Proxy” are to the Proxy as supplemented hereby.